Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 2009 relating to the financial statements and financial statement schedule, which appears in Broadpoint Securities Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008.
PricewaterhouseCoopers LLP
New York, NY
June 16, 2009